Exhibit 99.3

March 24, 2017

The Board of Directors

Great Elm Capital Corp.

Re:Board of Directors (the “Board”) of Great Elm Capital Corp. (the “Company”)

Dear Fellow Directors:

After careful consideration, I have decided to resign from the Board effective as of March 24, 2017.  In making this voluntary decision to resign from the Board, I confirm that this decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

I appreciate the professional and personal experience of having served with you on the Board, and wish you and the Company every success going forward.

Sincerely,

/s/ Eugene I. Davis

Eugene I. Davis

March 24, 2017